Exhibit 99.1

TXI Announces First Quarter Results

DALLAS, Sept. 22 /PRNewswire-FirstCall/ -- Texas Industries, Inc.  (NYSE: TXI) today announced a net loss for the quarter ended August 31, 2005 of $51.3 million ($2.25 per share).  The after-tax loss from continuing operations equaled $60.0 million ($2.63 per share).  Included in the loss from continuing operations were debt retirement costs and other expenses related to the spin-off of TXI’s steel operations that on an after-tax basis equaled $73.4 million ($3.22 per share).  For the same period last year, after-tax income from continuing operations equaled $7.5 million ($.34 per share).

“Results from continuing operations included one-time charges that were related to the successful separation of TXI’s steel operations through a tax-free spin-off,” stated Mel Brekhus, Chief Executive Officer.  “Purely from an operating standpoint, the Company benefited from the continued significant improvement in cement prices.  Increased energy costs somewhat offset the benefit from increased cement prices.”

Realized cement prices increased 14% compared to a year ago, adding approximately $14.5 million to pretax income.  However, increased energy costs, particularly for electricity, reduced pretax income by approximately $8.0 million compared to last year.  Damage from Hurricane Katrina resulted in a pretax charge of approximately $0.5 million.  Aggregate and ready-mix shipments increased 25% and 11%, respectively, from last year’s quarterly shipments which were negatively impacted by inclement weather.

Selling, general and administrative expenses included a $4.5 million pretax stock compensation charge related to the recent climb in TXI’s share price.  Interest expense for the quarter was $4.2 million higher than a year ago as a result of the allocation of interest expense between TXI and the discontinued steel operations.  Going forward, TXI’s interest expense should be between $7.5 and $8.0 million per quarter.

“Looking forward, there is still additional cement price improvement to be realized from increases that are already in place and favorable market conditions certainly support further increases,” continued Brekhus.  “Energy cost movements are difficult to predict but market conditions should also allow product price adjustments to cover increased energy costs over time.”

A teleconference will be held today, September 22, 2005 at 1:00 p.m. Central Time to further discuss first quarter results.  A real-time webcast of the conference is available by logging on to TXI’s website at www.txi.com .

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements.  Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, unscheduled equipment downtime, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations and factors that are more fully described in the Company’s Annual Report on SEC Form 10-K.

TXI is the largest producer of cement in Texas and a major cement producer in California.  TXI is also a major supplier of construction aggregates, ready-mix concrete and concrete products.

(Unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

	Three months ended August 31,

In thousands except per share	2005	2004

NET SALES	$241,884	$209,073
COSTS AND EXPENSES (INCOME)
Cost of products sold	194,221	177,618
Selling, general and administrative	23,228	19,190
Interest	9,264	5,130
Loss on debt retirements and spin-off charges	112,284	—
Other income	(4,141)	(3,041)
	334,856	198,897
INCOME (LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	(92,972)	10,176
Income taxes (benefit)	(32,948)	2,649
INCOME (LOSS) FROM CONTINUING OPERATIONS	(60,024)	7,527
Income from discontinued operations - net of income taxes	8,691	28,356
NET INCOME (LOSS)	$(51,333)	$35,883
Basic earnings (loss) per share
Income (loss) from continuing operations	$(2.63)	$.35
Income from discontinued operations	.38	1.33
Net income (loss)	$(2.25)	$1.68
Diluted earnings (loss) per share
Income (loss) from continuing operations	$(2.63)	$.34
Income from discontinued operations	.38	1.28
Net income (loss)	$(2.25)	$1.62
Average shares outstanding
Basic	22,822	21,356
Diluted	22,822	22,104
Cash dividends per share	$.075	$.075

SOURCE  Texas Industries, Inc.
          -0-                                                  09/22/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc.,
+1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /FCMN Contact: lenglish@txi.com /
          /Web site:  http://www.txi.com /
          (TXI)